Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-199513 on Form S-8 and Registration Statement No. 333-212708 on Form F-3 of our reports dated March 16, 2018, relating to the consolidated financial statements of DBV Technologies S.A. and subsidiary (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to going concern), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 20-F of the Company for the year ended December 31, 2017.

/s/ Deloitte & Associés

Neuilly-sur-Seine, France

March 16, 2018